Fuego Entertainment to Launch New Broadcast Television Station "Citytv Puerto Rico" on August 25, 2006 under a Licensing Agreement with CHUM International

MIAMI, July 10, 2006 -- Fuego Entertainment, Inc. (OTC Bulletin Board: FUGO) today announced that it will launch a full-service television station in San Juan, Puerto Rico, through and exclusive agreement with Eastern Television Corporation.  "Citytv Puerto Rico" will replace Encuentro Vision, WRUA TV, Channel 34. Fuego Entertainment will implement the Citytv format in Puerto Rico under a licensing agreement with CHUM International.  “Citytv Puerto Rico” will deliver locally-focused programming, celebrating and reflecting the local culture of the community.

It has always been our goal to expand into television broadcasting and leverage our expertise of the US-Hispanic media market.  We intend to deliver a strong local voice to the island of Puerto Rico, said Hugo Cancio, President and CEO of Fuego Entertainment.

"Citytv Puerto Rico" will broadcast in Spanish and be available as over the air broadcast and via cable to the approximately 4 million residents of Puerto Rico.

The Company will manage and operate “Citytv Puerto Rico” through its wholly-owned subsidiary Ciudad TV, Inc.. Fuego Entertainment owns 95% of the venture. Juan Pablo Santos, through R.O.C. Productions, owns 5% of the venture, will serve as vice-president of "Citytv Puerto Rico" and will serve as a member of the board of directors of Fuego Entertainment. CHUM International will consult on the creation of the program grid, marketing and promotion of the station.  As part of the agreement, CHUM International will provide 700 hours of fresh content from its vast network such as Citytvs around the world, and it's premium satellite services such as Stars, Bravo, Much Music, Fashion TV, etc.

“Citytv is already seen throughout Canada. The UK, Barcelona, Bogota and others have adapted versions of this format. Fuegos management intends to utilize the specialty content that CHUM has developed to broadcast in this market.  Developing proprietary programming and a library of titles is also a goal for our management,” stated Felix Danciu, member of the board of Fuego Entertainment.

As part of the agreement with CHUM International, Fuego Entertainment has the rights to develop the Citytv format in certain key US broadcasting markets and in some islands of the Caribbean.

Fuego Entertainment is primarily engaged in directing, producing, marketing, and distributing entertainment products, including feature and short films, documentaries, television shows, music, and tour productions.

The agreement with CHUMM International and the launching of "Citytv Puerto Rico" is the first step in achieving our goal of becoming a media conglomerate.

This press release contains statements, which may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations of Fuego Entertainment, Inc., members of their management, and assumptions on which such statements are based.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

CONTACT: Fuego Entertainment, Inc., Dan York, Investor Relations, 214 675-2531 ir@fuegoentertainment.net